Amendments to Code of Ethics

Explanatory Note:  Attached hereto are the portions of the Code of Ethics that were amended since the Registrant last filed its Code of Ethics.  Only the sub-sections of the Code of Ethics that were amended, and Appendix A to the Code of Ethics as amended, are included in this exhibit to the Registrant’s Form N-CSR.

CODE OF ETHICS

for

Hennessy Funds Trust
and
Hennessy Advisors, Inc.

December 2014

I     GENERAL

B.       Definitions

The following definitions apply for purposes of this Code.

1.	“Access Person” means any director, trustee, officer or employee of HFT or the Adviser, but excluding any director of the Adviser who meets independence requirements under applicable law.

2.	“Adviser” has the meaning set forth in Section I.A.

3.
A Covered Security is “being considered for purchase or sale” when a recommendation to purchase or sell such Covered Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

4.
“beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended, in determining whether a person has a pecuniary interest in a security for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

5.	“CCO” means Chief Compliance Officer per Rule 38a-1 of the Investment Company Act and Rule 206(4)-7 of the Investment Advisers Act.

6.	“control” has the meaning set forth in Section 2(a)(9) of the Investment Company Act.

7.	“Covered Security” means a security as defined in Section 2(a)(36) of the Investment Company Act, except that it does not include:

a.	direct obligations of the Government of the United States;

b.	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

c.	shares issued by open-end registered investment companies other than HFT; and

d.	shares issued by HFT that are held within an Access Person’s 401(k) account.

8.
“Disinterested Trustee” means a trustee of HFT who is not an “interested person” of HFT within the meaning of Section 2(a)(19) of the Investment Company Act and the rules and regulations promulgated thereunder.

9.	“Fund” means, individually, any series of HFT and collectively all such series shall be referred to as the “Funds”.

10.	“HFT” has the meaning set forth in Section I.A.

11.
“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended.

12.	“Investment Advisers Act” has the meaning set forth in Section I.A.

13.	“Investment Company Act” has the meaning set forth in Section I.A.

14.
“Investment Personnel” means (1) any employee of HFT or the Adviser or of any company in a control relationship to HFT or the Adviser who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund and (2) any natural person who controls HFT or the Adviser and who obtains information concerning recommendations made to a Fund regarding the purchase or sale of securities by such Fund.

15.	“Laws” means the laws, rules and regulations of federal, state and local governments (both United States and foreign) and other applicable regulatory agencies.

16.	“personal securities transaction” has the meaning set forth in Section III.A.

17.	“SEC” means the Securities and Exchange Commission.

II.     STANDARDS OF BUSINESS CONDUCT

C.       Reporting Violations

Each director, trustee, officer or employee of HFT or the Adviser must promptly report any of the following matters to the CCOs of HFT and the Adviser:

•	a violation or potential violation of a Law by HFT or the Adviser;

•	a belief that such director, trustee, officer or employee is being asked to violate this Code or any Law in the performance of his or her duties for HFT or the Adviser; or

•	any other violation or potential violation of this Code by any person.

If desired, such matters may, in addition to being reported to the CCOs of HFT and the Adviser, also be reported to the Chairman of the Audit Committee of the Board of Directors of the Adviser.  Appropriate steps will be taken to maintain the confidentiality of the reporting person’s identity to the extent consistent with the obligations of HFT and the Adviser to investigate and remedy the matter and, if appropriate, report the matter to government officials.  Persons may report violations of the Code on an anonymous basis.  No retribution will be taken against a person who makes a report in good faith of a violation or potential violation of this Code.

IV     INSIDER TRADING POLICY

E.       Securities Issued By the Adviser

1.General

Insider trading laws apply to the securities of the Adviser the same as they apply to the securities of any issuer.  However, because there is a higher likelihood of access to material non-public information regarding the Adviser than regarding other companies, additional procedures are warranted.

In addition to the procedures set forth in Section IV.D, the following additional procedures are designed to help ensure that all material non-public information regarding the Adviser remains confidential:

•
“tips” about material non-public information regarding the Adviser should never be given to anyone who may, directly or indirectly, use such information to derive an improper personal benefit through personal trading in the Adviser’s stock or by passing the tip on to others; and

•
all inquiries regarding the Adviser from the press or other news media must be referred to the President or an Executive Vice President of the Adviser (who may authorize any employee to speak to the press or other news media outlet about the Adviser on a case-by-case basis).

If an individual becomes aware of a leak of inside information regarding the Adviser, he or she should immediately report the leak to the CCO of the Adviser.  The Adviser is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material non-public information.

2.Quiet Period

Directors, trustees, officers and employees of HFT and the Adviser may not purchase or sell any securities of the Adviser during the period beginning on the first day of each quarter and ending on the third business day after public announcement of quarterly or (in the case of the fourth fiscal quarter) annual results for the prior period or during any other period declared to be a quiet period by the CCO of the Adviser .  All personal securities transactions in securities of the Adviser must be pre-cleared in accordance with Section III.D.7 regardless of whether such purchase or sale is outside of a quiet period.  Notwithstanding the foregoing, a participant in any equity incentive plan of the Adviser as may be in effect from time to time may elect, either during or outside of a quiet period, to have the Adviser withhold shares of the Adviser’s common stock otherwise deliverable or vesting under an award to satisfy any Federal, state, or local tax obligations, and the Adviser may withhold such shares, in accordance with the terms and conditions of such equity incentive plan; provided that the CCO of the Adviser may in his or her discretion suspend the right to make any such election.  The submission of such an election by a participant shall serve as a pre-clearance request under Section III.D.7.

3.Reporting of Stock Transactions to SEC

The Personal Securities Investment Transactions Policy set forth in Section III is designed to implement the requirements of Rule 17j-1 under the Investment Company Act and Rule 240A-1 under the Advisers Act, as well as to assist directors and executive officers in complying with the filing and short-swing insider trading liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended.  As a general rule, transactions in securities of the Adviser (including the receipt or exercise of stock options) by directors, executive officers, 10% or more shareholders and their related persons are required to be reported to the SEC on Form 4 within two business days of the transaction.  Because the Form 4 must be filed with the SEC within the two-business day deadline, it is critical for the Adviser to be aware of transactions in its securities by insiders ahead of time so that it may assist with making the required filings.  Most changes of ownership must be reported even if there has been no net change in holdings.  Additionally, although certain transactions such as gifts may be reported on a deferred basis on Form 5, the Adviser strongly recommends that all transactions in securities of the Adviser be reported on Form 4 within two-business days.  The Adviser must disclose any late filings in its annual meeting proxy statement.  Furthermore, the SEC has authority to impose civil fines and cease and desist orders for late filings.

The Form 4 and 5 reporting requirements are designed, among other things, to assist with enforcing the short-swing insider trading liability provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended.  The Personal Securities Investment Transactions Policy set forth in Section III is also designed to help reporting persons avoid short-swing insider trading liability.  Section 16(b) of the Securities Exchange Act of 1934, as amended, provides that any “profit” on a purchase and sale of securities of an issuer by a director, executive officer or a 10% or more shareholder of such issuer within any six-month period must be paid to the issuer unless certain exemptions apply.  “Profit” will be computed by matching any sale of Company stock taking place at a higher price than a purchase taking place within six months before or after the sale, regardless of the seller’s tax basis in specifically identified shares sold.  Intent to take unfair advantage of inside information is not required for liability under Section 16(b).

4.No Short Sales

Section 16(c) of the Securities Exchange Act of 1934, as amended, prohibits directors, executive officers and 10% or more shareholders from making “short sales” of the securities of the Adviser.  A short sale occurs when an investor sells borrowed securities (in anticipation of a price decline) and is required to return an equal number of shares at some pre-defined point in the future.

APPENDIX A

PRE-CLEARANCE PROCEDURES

To seek pre-clearance of a personal securities transaction in a Covered Security that is required to be pre-cleared pursuant to Section III.D.7 of the Code of Ethics, send an email to preclearance@hennessyfunds.com setting forth the following information, except that (a) if you are seeking pre-clearance of a personal securities transaction in a Fund, you only need to complete items 1-8 and (b) if you are seeking pre-clearance of a personal securities transaction in the Adviser, you only need to complete items 1-9:

1.	Date of Request: _________________________________________________________________________________________________________________

2.	Name of Issuer: __________________________________________________________________________________________________________________

3.	Ticker symbol/CUSIP: _____________________________________________________________________________________________________________

4.	Nature of the transaction (purchase or sale): ____________________________________________________________________________________________

5.	Number of securities proposed to be purchased or sold: ___________________________________________________________________________________

6.	Broker, dealer, or bank through which the transaction is to be executed: ________________________________________________________________________

7.	Account number (if you hold more than one account at the above entity): ______________________________________________________________________

8.	Have you purchased or sold this security within the past 30 days? ____ Yes ____ No

If yes, please indicate whether such transactions were buy or sell transactions: __________________________________________________________________

9.	Are you aware of any material non-public information (insider information) regarding the security or the issuer? ____ Yes ____ No

10.	Are you or is a member of your immediate family an officer or director of the issuer of the securities or an affiliate of the issuer? ____ Yes ____ No

If yes, please describe: _____________________________________________________________________________________________________________

11.
Describe the nature of any direct or indirect professional or business relationship that you may have with the issuer of the securities (if none, please indicate “None”):  _______________________________________________________________________________________________________________________

_______________________________________________________________________________________________________________________________

12.	Does this transaction involve a private placement? ____ Yes ____ No

13.	Is the security being purchased part of an initial public offering? ____ Yes ____ No

Appendix A-1